            Exhibit (5)(a)

                                     Susan S. Whaley
                                     Associate Director & Associate General Counsel
                                     Legal Division

                                     The Procter & Gamble Company
                                     299 East Sixth Street
                                     Cincinnati, Ohio 45202-3315

                                     Phone:  (513) 983-7695
                                     Fax:  (513) 983-2611
                                     whaley.ss@pg.com

May 7, 2009

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202

Procter & Gamble International Funding SCA
26 Boulevard Royal
L-2449 Luxembourg

Gentlemen/Mesdames:

This opinion is rendered for use in connection with the Registration Statement on Form S-3, filed by The Procter & Gamble Company (the “Company” or “Procter & Gamble”) and Procter & Gamble International Funding SCA (“PGIF”) with the Securities and Exchange Commission on September 7, 2007 (the “Registration Statement”), with respect to the issuance of $2,000,000,000 aggregate principal amount of PGIF’s Floating Rate Notes due May 7, 2010 (the “Debt Securities”), fully and unconditionally guaranteed on a senior unsecured basis by the Company (the “Guarantee”).

The Debt Securities and the Guarantee will be issued under an Indenture dated as of July 6, 2007, among PGIF, as issuer, the Company, as guarantor and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”).

As counsel for the Company, I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion, including the Amended Articles of Incorporation, Regulations and By Laws of the Company and the records of the proceedings of the shareholders and directors of the Company.

This opinion is limited to the Federal laws of the United States and the laws of the State of Ohio, each as currently in effect, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. Insofar as the opinions set forth herein are governed by the laws of the State of New York, I have relied as to all matters governed by such law upon the opinion dated the date hereof of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, addressed to the Company and PGIF and filed as an Exhibit to the Registration Statement. To the extent the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP contains conditions and limitations, I incorporate such conditions and limitations herein. Also, insofar as my opinion involves factual matters, I have relied, to the extent I deem proper, upon certificates of officers of the Company and certificates of public officials.

Upon the basis of the foregoing, I am of the opinion that:

     (a) The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of Ohio;

    (b) The Guarantee has been duly authorized, executed and delivered by the Company, has been legally issued and constitutes a valid and binding obligation of the Company in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and shall be entitled to the benefits of the Indenture.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name in the prospectus contained in the Registration Statement.

Very truly yours,
/s/Susan S. Whaley
Susan S. Whaley Associate General Counsel